FROM:                                        FOR:
Swenson/Falker Associates Inc.               CNS, Inc.
1111 TCF Tower, 121 S. 8th Street            1250 Park Rd.
Minneapolis, Minn. 55402                     Chanhassen, Minn. 55417
Contact - Curt Swenson 612/371-0000          Contact - Richard E. Jahnke or
                                                       Daniel E. Cohen
                                                       612/474-7600

FOR IMMEDIATE RELEASE


CNS, INC., RECEIVES OFFICIAL NOTICE OF PATENT
ALLOWANCE FOR BREATHE RIGHT DEVICE

     MINNEAPOLIS, Nov. 9 -- CNS, Inc., (NASDAQ/NM:CNXS) has received the official notice of allowance from the U.S. Patent Office with regard to a patent based on the original application for its Breathe Right(R) nasal strips. The company had said on Monday that it expected to receive the notice soon.

     "The patent, when issued, will provide our Breathe Right product with the significant protection we have always expected it would receive," said Daniel
E. Cohen, M.D., chairman and chief executive officer of CNS.

     CNS, based in Minneapolis, designs, manufactures and markets consumer products, including the Breathe Right nasal strip. The Breathe Right strip improves breathing by reducing nasal airflow resistance and can be effective in eliminating or reducing snoring.

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11/09/95